Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd Quarter 2019

October 17, 2019  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Todd W. Bryant — Vice President, Chief Financial Officer

Aaron P. Diefenthaler — Vice President, Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Christopher Campbell	Keefe, Bruyette & Woods, Inc.
James Inglis	PhiloSmith & Co.
Jeffrey Schmitt	William Blair & Company, LLC
Mark Dwelle	RBC Capital Markets LLC
Randolph Binner	B. Riley FBR, Inc.
Ronald Bobman	Capital Returns Management, LLC

RLI CORP.

Moderator: Aaron Diefenthaler

October 17, 2019

10:00 a.m. (CDT)

Operator:  Good morning, and welcome, ladies and gentlemen, to the RLI Corp. Third Quarter Earnings

Teleconference.

[Operator Instructions]

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual report on Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contained the press release announcing third quarter results. RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of the financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods, but may not be comparable to another company's definition of operating earnings. The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website www.rlicorp.com. That's www.rlicorp.com.

I would now like to turn the conference over to RLI's Chairman and CEO, Mr. Jonathan Michael. Please go

ahead, sir.

Jon Michael: Thank you, and good morning. Before we get started, I want to introduce you to Aaron Diefenthaler, our Chief Investment Officer. Aaron has recently taken over Investor Relations and he maintains responsibility for our invested asset portfolio. Many of you already know AD, and he's been a core member of the team for nearly eight years. Aaron will get us started, and then we'll be glad to answer questions at the end of our prepared remarks. Aaron?

Aaron Diefenthaler: Thanks, Jon. Welcome to RLI's Third Quarter Earnings Call for 2019. Apart from Jon, we are joined by Craig Kliethermes, President and Chief Operating Officer; and Todd Bryant, Chief Financial Officer. First, Todd will give some brief opening comments on the quarter's financial results. Next, Craig will talk about operations and market conditions. As Jon referenced, we will then open the call to questions and he will close with some final thoughts. Todd?

Todd Bryant: Thanks, Aaron, and good morning, everyone. Last night, we reported third quarter operating earnings of $0.57 per share, up 24% from the same period last year. Notable improvements in both underwriting and investment income were accompanied by increased momentum on the production side as gross premiums written advanced 16% in the quarter. Cash flow from operations remained strong at $81 million for the quarter and $187 million on a year-to-date basis. At $22.30 per share, book value has grown 27% since year-end inclusive of dividends.

From a top line standpoint, as mentioned, gross premiums written were up 16% in the quarter. The growth we've experienced over eight quarters has accelerated recently. The majority of products in our diversified portfolio participated in this trend, excluding previously announced exits and repositioning.

By segment, Casualty was up 16% and Property advanced 24% as the rate environment improved and submission counts increased in both. Surety premiums declined 2% in the quarter, modestly improved from the prior two quarters trends. Craig will talk more about our products and market conditions in a minute. From an underwriting perspective, we posted a combined ratio of 93.5 compared to 96.1 a year ago. Our loss ratio declined 3.3 points as benefits from prior year's reserve development increased and Casualty losses declined. Net of expenses prior year's reserve benefits totaled $12 million while catastrophe losses from Hurricane Dorian and Tropical Storm Imelda totaled $3 million.

From a segment perspective, the majority of favorable reserve development was in Casualty with notable amounts from general liability, excess liability, which we often referred to as umbrella, professional services and transportation. For more recent years, we remain cautious in our approach to reserving, particularly on auto-related exposures, newer product initiatives, and those with outsized growth relative to prior periods. From an expense standpoint, on a comparative basis, drivers of performance-based compensation have improved, adding 1 point to the expense ratio in the quarter and 1.5 points on a year-to-date basis. In addition, we continue to invest in technology, including within our Surety segment, which also has an impact on the expense ratio. Overall, we are pleased with the underwriting performance of each of our segments. For the first three quarters of the year, our diversified portfolio continues to deliver solid results.

On to investments, which again contributed to book value growth. Both stocks and bonds offered positive results and total return came in at 1.9% for the third quarter. Investment income was up 7% in the quarter despite some dividends being recognized in the second quarter as mentioned on our last call. Portfolio growth will be the primary support for income going forward with lower reinvestment rates now well established. All in all, a solid quarter.

Operating income and investment performance drove book value to near $1 billion or $22.30 per share, up 27% from year-end adjusted for dividends. And with that, I'll turn the call over to Craig. Craig?

Craig Kliethermes: Thanks, Todd, and good morning, everyone. A pretty good quarter by all accounts with top line premiums up 16% and a 93.5 combined ratio. Year-to-date, we reported 9% growth with a  92 combined. We are beneficiaries of disruption that has been broadly observed in automobile liability, excess casualty, management liability, marine and many catastrophe exposed product lines. Pain is being felt from underpricing for lost cost inflation and by many who have painted with a broad brush for too long.

At RLI, we value the old masters who use a fine tip, sable-hair brush to color our canvas. With an improving rate environment, the market continues to come back to the disciplined underwriter, creating significant top line momentum. We pride ourselves in stability and consistency of appetite, which is enhanced by our underwriting and claim teams with deep knowledge and a long presence in our chosen markets.

Let me provide a little more detail by segment. In Casualty, we grew 16% while reporting a 98 combined ratio. Rates across Casualty increased 9% for the quarter, more than 300 basis points better than last quarter. The largest rate increases were felt in our management liability, transportation and excess liability businesses where our larger casualty limits are deployed. Growth was widespread in our Casualty portfolio but to a greater extent where we have observed significant market retrenchment. Increasing rates, shortening of limits and higher attachment points have become more commonplace. We also see a few competitors throwing in the towel in select classes and geographies. We are not immune from the impact of social inflation, so we welcome the opportunity to take rate wherever available. We remain cautious in this environment, but we have experienced underwriters and claims staff who share information regularly and who have navigated these waters before. Despite the claim environment, we still find that primary liability coverages with lower limits and workers compensation remain very competitive. Casualty submission flows are generally up, which creates more opportunity but there is still a lot of underpriced business looking for a home. Opportunities exist for underwriting companies that know how to select risk that are appropriately priced. Overall for Casualty, we are pleased that we are realizing a lot of growth from improving rate levels and that growth is coming in established products with experienced teams that have a long track record of success.

In Property, we grew 24% for the quarter and reported an 85 combined ratio. A few wind-related events resulted in a moderate amount of catastrophe losses for the quarter. Overall, rates were up 6% across the portfolio with slightly larger increases in our ocean marine and catastrophe wind products. Albeit relatively moderate, our earthquake business realized its first quarterly rate increase in six years. We continue to see increased submission flow across all property products in this segment.

In Surety, we were down 2% on the top line while reporting an 82 combined ratio. This remains our most consistently profitable segment but also the most challenged by market conditions. Growth has also been hindered a bit by our decision to exit a program for underwriting reasons. All of our major Surety products groups remained profitable. We continue to see some pretty aggressive competition in this space and feel the prudent approach is to mine our existing accounts and relationships, widen our moat and opportunistically write new business.

Overall, a good quarter for us. Underwriting profit and growth is represented across most of our diversified portfolio of products. We continue to stick to the basics of skillful underwriting and claim resolution and let the market come to us where our disciplined approach can carry the day. At RLI, we focus on the fundamentals and what we know works. Sometimes being different means having the courage of your convictions and forging your own path. Avoiding big bets and foregoing the glitter is boring to some, boring could be beautiful. I want to thank all of our RLI owner associates for the hard work and commitment they put in to deliver another good result for our shareholders who never get bored of differentiating performance. I'll now turn it back to Aaron to open it up for questions.

Aaron Diefenthaler: Thanks, Craig. Operator, we can now take some questions.

Operator: [Operator Instructions]. We will now take our first question from Christopher Campbell.

Chris Campbell: I guess just you had talked a little bit about the rates. So if we're looking at, I guess, just commercial auto, what were your rates there this quarter?

Craig Kliethermes:  For transportation business, in general, I mean we were able to achieve the double-digit rate increase again this quarter, which is about the pace we've -- we've achieved the last 3 years.

Chris Campbell: Okay. Great. And I was like looking back at your slide deck, kind of the overview deck and how you guys have that pie chart that shows the breakdown of product lines within each segment. I was just curious, is there anything in that pie that isn't profitable right now on a calendar year or an accident year basis where you would need more rate?

Craig Kliethermes: Look, Chris, this is Craig. I mean I don't have the pie chart in front of me. But I mean we always have products that we'd like to be performing a little bit better. And obviously, we would like to get rate in every product if it's available. So I mean I would say what I said before is eight or nine out of ten of those products are performing well, there's always a product that we're always working on. Sometimes it changes from quarter-to-quarter. But, I think we're pretty good about addressing the problems, and for sure our underwriters are aware of who that one or two out of ten is not performing, they know who they are.

Chris Campbell: Got it. And then, I mean obviously the rates in production, new submissions have benefited from increased competitor discipline. I guess like how sustainable should we be thinking about that discipline. Because I was reading a few days ago about Lloyd's kind of going back to a growth mode in 2020 and then how would that impact some of the lines where you have been able to benefit from higher submissions and higher rates this year?

Craig Kliethermes: Chris, this is Craig. I wish I could predict the future, but I can't. Obviously, we'd like to take the advantage of the market when it presents itself and the opportunities present themselves. But, I mean I think there's something pain out there. I mean I've attended a lot of the conferences, I've seen people write about some of these conferences. There is widespread talk about inflation and excess liability, some bigger claims in that space that I think have some people concerned. And obviously, anytime you hit -- you're dealing with long-tail liabilities, which may or may not reveal themselves in reserves yet, I think there's always some -- a little bit of fear or concern in people. So we're hoping that's a little longer lasting.

Chris Campbell: Okay, got it. And have you guys started to see any social inflation kind of creeping into any of your own losses?

Craig Kliethermes: Well, most -- I mean I would say from a data standpoint, I don't think we've seen that yet. Although I would tell you anecdotally that our claim department has expressed some concern about that. So we are watching it closely, and we'll continue to try to take rate and be somewhat cautious in regards to our booking ratios in Causality as long as we have that concern.

Chris Campbell: Okay. Got it. And then just one last one. Just kind of curious since you guys have done stock splits in the past, last one was around like $97 a share and you guys are getting close now. So how should we think about a potential stock split?

Jon Michael: So it just -- that really doesn't mean a whole lot to me. This is Jon Michael. So we're not thinking about a stock split.

Operator: [Operator Instructions]. We will now proceed with our next question with Randy Binner.

Randy Binner: I have a follow-up on Chris' social inflation question, and I guess specifically it's about the trial bar. And so I've always considered the trial bar to be a pretty significant risk factor for Casualty claims. But from all the anecdotal things we read, I guess it's worse now  or is it the same as it was before? Or is trial bar involvement and success in prosecuting Casualty claims getting more significant? The rate of change is interesting to me because it's certainly talked about more, it's just hard for me to tell if it's really changed that much.

Craig Kliethermes: Randy, this is Craig. I mean I can share with you anecdotal stories that I've heard from our claims department again from our -- I don't see it necessarily in our results yet, but we're watching for it. And I think they would comment that the plaintiff’s bar, there is a small but growing number of skilled plaintiff bar attorneys that are fairly, narrowly focused. They do a good job communicating and sharing their strategies and better than they have in the past, whether that would be through conferences or CourtTV or there's a lot of other ways to get your strategies out there than maybe what you had before. And I think when they run across the right set of circumstances, when they have the right defendant, the right plaintiff, a good set of facts with big limits and may be in a high exposure jurisdiction, I think they've done a particularly good job of extracting some pain. I think there's also been a change in mentality just in people in general in regards to what the value of $1 is or what the value of $1 million settlement is. I mean I think that you hear more every day about we've got a lot of billionaires in this country, and I think people have become immune to what $1 million is worth. So you put that in front of a jury, I think they do a good job anchoring people. I think they've done a good job with setting the juries' psychology, and generally desensitizing people to the value of money. And so I think the willingness of juries to hand out bigger, I'd say, seven digit, eight digit verdicts is probably on the rise. We fortunately don't put out very big limits, so we haven't felt that like probably some other people have. But certainly it's an area of concern, an area that we want to watch.

Randy Binner: All right. I appreciate the color. I have two quantification questions to follow up. One is, did you quantify how much excess and surplus lends submission activity is higher and just looking kind of like that flow of submission activity this quarter year-to-date versus the year-ago period?

Craig Kliethermes: Randy, I mean I do have that. I mean I think we've seen high single digit increases in submissions in the E&S space. I mean, frankly, we've actually seen increases in submissions in other spaces actually at a higher rate than E&S. I just want to just make sure that we put a little placeholder here. I mean only a one-third of our business is in the E&S space, so I just want to make sure the people understand that. Two-third of our business is in admitted specialty space or surety. So -- but certainly, we've see an increase in submissions in the casualty side and the property side for that matter more recently.

Randy Binner: Is it the similar level of growth that you -- the high single digit?

Craig Kliethermes: Yes. Yes.

Randy Binner: Okay. And then did you quote an overall casualty rate increase? You said 6% for property overall. Was there overall casualty number?

Craig Kliethermes: I did, Randy, it was 9%.

Operator: We'll now take our next question from Ronald Bobman.

Ron Bobman: Congrats on the results. Again, did you profile the management liability book and where you're sort of seeing opportunity there?

Craig Kliethermes: Ron, this is Craig Kliethermes. You said medical?

Ron Bobman: Management.

Craig Kliethermes: Management liability, I'm sorry. Yes, so sometimes we refer to that as our executive products group. So I did't want to confuse anybody. I mean this is pretty broad felt I mean obviously, that includes public D&O as well as Side A, private, fiduciary, employment practices liability, fidelity products. So I mean it's a pretty diverse portfolio of products there, and we're seeing increased submission flow, increased rates across-the board pretty much in that product line.

Ron Bobman: And where do you play, primary only and what are your limits profile? That's it for me.

Craig Kliethermes: Well, we could -- typically we would have put out $10 million limits. Although for public A-B-C, that's Side A and public A-B-C are probably 2 biggest products in that group. It probably make up a little less than half of the portfolio. And those would typically be $10 million on A-B-C and we could go as high as $25 million with Side A, but it's fairly rare. And we significantly reinsure that book of business through a quota share, that excess by the way pretty much. Side A, we would play primarily, but public A-B-C is only on an excess basis, and typically a little higher attachment points.

Ron Bobman: Where does the reinsurance bring you down on a net basis? Then I'm truly done.

Craig Kliethermes: I believe we place 70%.

Todd Bryant: Yes, 70%.

Craig Kliethermes: 70% of that on a quota share basis.

Operator: [Operator Instructions] We'll now go to our next question from James Inglis.

Jim Inglis: I got a question about the -- in the release, Jon Michael says “focused on using capital generated from our businesses to selectively expand our footprint.” And I'm -- I don’t meanto parse words here, but is that mean -- what I would think as sort of business as usual grow where you can where business might be profitable or does footprint produce some geographic distribution or product line distribution?

Jon Michael: No, it really means to grow what we know. That's what it was meant to be that we're really focusing on what we have and expanding in certain lines of business out, but grow what we know is what it means. And we've used that quite a bit.

Todd Bryant: It might -- probably referenced, too, we had some maybe a little bit more growth in some of the newer initiatives, to Jon's point, if you go back to calls going back a year, year and a half and we're seeing, to Jon's point, a lot of growth in those mature coverages today.

Operator: We'll now take our next question from Mark Dwelle.

Mark Dwelle: I'll give Aaron a question here since he hasn't had a chance to jump in yet. Is there anything you're contemplating from an investment standpoint in view of lower interest rates, any shifts in either class or duration or quality whatever, anything you might be thinking about there?

Aaron Diefenthaler: It's really not the case for us at the present time, Mark. We are happy to have stronger operating cash flow to put to work in the portfolio. And as Todd referenced, the portfolio growth is a meaningful support to the income profile that we can provide. And so we are not making major shifts to try to reach for yield or maintain that in another way.

Mark Dwelle: Okay. Second question, this is kind of a numbers question but the proportion of net written premiums to gross written premiums in both the Casualty and the Property segment was a little bit lower than the recent run rates. Is there any particular reason for that or maybe some mix or something like that?

Todd Bryant: Yes, that is nothing particular. There is a little -- we'll get a shift in mix from time to time. We have had on occasion if you look over the different periods, Mark, small amounts of reinstatement premium at different points, but nothing material from outside of some mix changes a bit.

Mark Dwelle: Okay. A question for Craig then. I mean just kind of characterizing the tone and feel of the market as you're looking at the pricing environment, the submission flow, et cetera, everybody always uses baseball analogy, so I may use a football analogy, I mean are you -- are we on the 20-yard line of this market environment? Are we on the 50-yard line, in the red zone? Where would you say we are right now?

Todd Bryant: Mark, before he answers that, this is Todd, he is a Kansas City Chiefs fans, so any of this could be colored by that.

Craig Kliethermes: Yes. I don't know. This is Craig. I wish I had an answer to this question. So I mean it still feels early on. I mean I hear a lot certainly the reinsurers are talking up a lot about loss cost inflation and the need for rate of course, they’ve postured like this before, so I can't say that it feels a little different. But I'm hopeful, we're just getting started.

Mark Dwelle: Okay. Just the start of a successful touch down drive.

Craig Kliethermes: But we like to start on the 40-yard line just to be clear in Kansas City.

Mark Dwelle: Yes. You probably areactually, relative to some of your peers, you certainly are already on the 40. I guess the last question that I have and this is one that I've been asking for a long time, it's for Jonathan. Just -- this is the time of the year where your Board often considers the payment of a special dividend, can you just kind of rehearse for us the things that they'll be thinking about? And what might go into that decision, should they make such a thing later this year?

Jon Michael: Well, Mark, if we have a stock split, as suggested, then it means dividend would be less than what it otherwise would be. So no, we would rather use our capital, I've said this before; to grow our existing business -a, use our capital to expand our business, that would be b, and then in the event that we cannot do those things, then we would give it back to the shareholders. So those are the things that our Board will be looking at, those are the things that management's looking at. So I flippantly spoke about a stock split because everybody in this room knows that I just kind of don't think much of splits. But they'll consider that as well when the time comes.

Operator: [Operator Instructions]. We'll now take our next question from Jeff Smith -- Schmitt.

Jeff Schmitt: Looking at the casualty premium growth, 16%, you said average rate there was 9%, what was that growth, I guess, if you exclude the recent exits of the healthcare facility, the GL for REITS and I think lowering the Prime quota share, what would that growth have been excluding that?

Todd Bryant: Jeff, it would've been -- in the quarter, it would've been 25%.

Jeff Schmitt: Okay. I guess with 9% rate, just looking at the underlying combined is around 69%, it looks like, which what it was last quarter, which is what it was last year. I guess I'm surprised to not see that drop, if you had 6% rate in Casualty last quarter, 9% now, why isn't that dropping more? I know there is some business mix shift, may be more conservative posture on new business. But what's the loss cost trend there? I mean it seems pretty high.

Craig Kliethermes: Jeff, this is Craig Kliethermes. Just to be clear, so the rate increase for Casualty year-to-  date is about 6%. So -- and I think for -- we have, just to be a little more cautious, I think, we've upped our severity assumptions in regards to loss cost inflation by about a point, so I think we're up to about 5% or so for the loss cost inflation on our Casualty portfolio is what at least what we're assuming. So really only about a point above what we are assuming is loss cost inflation. So you're not going to see a lot of that drop to the bottom line until you start earning premium either. So I don't know if Todd wants to add anything to that.

Todd Bryant: I think that's the bulk. We're going to -- I had that kind of had that in my openner, we're going to continue to be cautious with growth and with the commercial auto side.

Jeff Schmitt: Okay. And just a question on the E&S business, are you seeing any or hearing some people talk about how some standard business is sort of not being renewed and kicking over into E&S, are you seeing any of that?

Craig Kliethermes: Yes, I'm sorry that is not being kicked over or it is being kicked over?

Jeff Schmitt: It was written by a standard insurer and then they're not renewing it and it sort of pushing into the E&S market.

Craig Kliethermes: Jeff, I'm not sure we're a good litmus test for the whole industry because our E&S business is so concentrated in construction space. But I certainly I think in the habitational space, you're seeing probably even more disruption than we're seeing and we don't really do much in that space. I mean from our underwriters in the field, I still hear complaining about admitted carriers in our space. So I can't really comment on them exiting our space or throwing stuff our way.

Operator: Ladies and gentlemen, if there are no further questions, I would now like to turn the conference back to Mr. Jonathan Michael.

Jon Michael: Thank you all for attending this quarter, it certainly was a satisfying quarter for us. Nice top line growth, nice rate increases for the quarter and year-to-date. We do have some tailwind now. We like where we are. We're well-positioned to take advantage of things, certainly that experienced underwriters. We've got our noses to the grindstone and so to speak, and we're just well-positioned for this. So thanks again for joining us this morning. And we'll talk to you next quarter. Thanks.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112, with an ID number of 1386542. This concludes our conference for today. Thank you for your participation, and have a nice day. All parties may now disconnect.

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